UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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OncoSec Medical Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Institutional Shareholder Services (“ISS”) Recommends OncoSec Shareholders Vote “FOR” the CGP/Sirtex Transaction

ISS Confirms OncoSec Presented a ‘Compelling Case’ for the Necessity of the CGP/Sirtex Transaction

ISS Highlights the Benefits of the CGP/Sirtex Transaction, Including Financing through a Strategic Partner with Global Experience

ISS States that Alpha’s Claims Regarding Financing ‘Lack Credibility’ and its Recent Financing Proposal ‘Lacks Substance’

OncoSec Urges Shareholders Vote “FOR” the CGP/Sirtex Transaction on the WHITE Proxy Card Today

ISS is a Leading Proxy Advisory Firm that Provides Objective and Independent Analysis and Voting Recommendations

SAN DIEGO & PENNINGTON, N.J., December 26, 2019 – OncoSec Medical Incorporated (NASDAQ: ONCS) (the “Company” or “OncoSec”), a company developing late-stage intratumoral cancer immunotherapies, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm that provides objective and independent analysis and voting recommendations for contested situations, has recommended that shareholders vote FOR the proposed strategic investment and partnership (the “CGP/Sirtex Transaction”) with Grand Decade Developments Limited, a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”) and its U.S. affiliate, Sirtex Medical US Holdings, Inc. (“Sirtex”) on the WHITE proxy card.

In its support of the CGP/Sirtex Transaction, ISS noted1:

“(T)he company has made a compelling case that the financing is necessary and urgent. The company’s alternatives appear to be severely limited by the current stock price and apparent lack of interest from other parties despite what appears to have been a fairly robust outreach to potential investors and partners. The proposed transaction also offers the advantage of a strategic partner with global experience. As such, support for the proposal is warranted.”

“The company has presented a compelling case that the financing at this stage is necessary and that the proposed transaction is the best available alternative. With ~$30 million cash burn per year and its programs not advanced far enough to generate revenues in the near term, the company needs to continue raising capital to develop its treatments.”

ISS also commented on the extensive strategic review conducted by the Company:

“All in, it appears that the company cast a wide net in its search for capital and/or partnerships. Despite these efforts, the company has only been able to execute two equity raises after the release of preliminary data from KEYNOTE-695 Phase 2b combination trial of TAVO; they were highly dilutive and still left the company with insufficient capital to continue operating through 2020 calendar year.”

ISS highlighted the lack of alternatives presented by Alpha Holdings, Inc. (“Alpha”):

“Given the active process run by the board and management, the dissident’s claim that the company could find financing on more favorable terms lacks credibility.”

“The dissident has a seat and an observer on the board and was fully aware of the company’s efforts to find capital through the process. Despite this access, it does not appear to have offered any leads or alternatives prior to the signing of the agreement between OncoSec and CGP/Sirtex.”

1 Permission to quote ISS neither sought nor obtained. Underlining emphasis added by OncoSec.

“The dissident’s alternate financing proposal, released on Dec. 20, 2019, lacks substance. There is no mention of potential valuation or terms, and no evidence that the dissident has the ability to provide or raise the promised financing.”

President and Chief Executive Officer of OncoSec, Daniel J. O’Connor, commented on the report: “We are pleased with ISS’ conclusion that the CGP/Sirtex Transaction is the best path forward for OncoSec. Notably, the ISS analysis supports what we have said all along: OncoSec reviewed all available alternatives, the need for this financing is urgent and the claims Alpha has been making in its effort to block the CGP/Sirtex Transaction are simply without merit or credibility. We are confident this partnership will deliver the best outcome for all shareholders and allow OncoSec to see its two clinical trials to completion. We urge shareholders to vote FOR the CGP/Sirtex Transaction on the WHITE proxy card to ensure the future success of OncoSec.”

OncoSec, like ISS, recommends shareholders vote “FOR” the CGP/Sirtex Transaction on the WHITE proxy card today.

Additional information about the CGP/Sirtex Transaction and how to vote can be found at https://advancingoncosec.com/.

If you have any questions on how to vote, please contact the Company’s proxy solicitor at the contact listed below:

509 Madison Avenue, Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: ONCS@morrowsodali.com

# # #

About CGP

CGP is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $1.8 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organizations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialization in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. Sirtex’s global focus on drug development makes it a natural partner for the Company as it looks to develop and introduce TAVO™ into markets around the world. For more information, visit www.sirtex.com.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVO, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ trademark of OncoSec Medical Incorporated.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Risk Factors and Forward Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that the CGP/Sirtex Transaction may not close or may close on materially different terms, that Alpha may succeed in obtaining the relief it seeks in its litigation against the Company, in whole or in part, even though the Company believes that Alpha’s litigation is entirely without merit and that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact:

Investor Contact:

Morrow Sodali

Chris Rice / Mike Verrechia

800-662-5200

ONCS@morrowsodali.com

Media Contacts

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com

or

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com